FENNEMORE.

7800 Rancharrah Parkway
Reno, NV 89511
PH (775) 788-2200 | FX (775) 786-1177
fennemorelaw.com

September 2, 2021

Unrivaled Brands, Inc.
3242 S. Halladay St., Suite 202
Santa Ana, CA 92705

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Unrivaled Brands, Inc., a Nevada corporation (the "Company"), by means of a registration statement on Form S-8 (as it may be amended and supplemented, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") relating to the registration of 83,017,097 shares (the "Future Shares") of common stock, par value $0.001 per share of the Company (the "Common Stock"), issuable pursuant to the UMBRLA, Inc., 2019 Equity Incentive Plan, as amended (the "Plan"), which was assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of March 2, 2021, between the Company (f/k/a Terra Tech Corp.), Phoenix Merger Sub Corp., UMBRLA, Inc., and the Stockholder Representative (as defined in such Agreement and Plan of Merger).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plan and (iii) the Company's Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein. We note that the Board of Directors of the Company has reserved shares of the Company's Common Stock equal to the number of Future Shares to be issued pursuant to the Plan and we assume the Company will continue to reserve such number of shares of Common Stock for issuance pursuant to the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Future Shares have been duly authorized and, when issued and delivered pursuant to the Plan or

pursuant to stock options or other instruments that have been issued pursuant to the Plan, such Future Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Nevada. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the Prospectus and in any Prospectus Supplement under the caption "Legal Matters." In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

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